RESCARE SECOND QUARTER 2013 RESULTS

Second Quarter 2013 Financial Results

Revenues for the second quarter of 2013 were $396.2 million, which was a 0.9% decrease from prior year period revenues of $399.9 million.  Contract losses and modifications in Workforce Services and Youth Services segments were partially offset by increased revenues from acquisitions in our Residential and HomeCare segments since the second quarter of 2012.

Net income was $10.2 million for the second quarter of 2013, compared with $4.8 million in the same period of 2012.  The increase is primarily due to lower interest expense and a $7.1 million pre-tax charge for extinguishment of debt in the second quarter of 2012, related to the April 5, 2012 refinancing of our credit facility.  Adjusted EBITDA for the second quarter of 2013 was $33.2 million versus $32.9 million in the prior year quarter.

RES-CARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income Statement Data:
Revenues	$396,233	$399,902	$785,687	$797,244
Cost of services	295,168	301,143	589,544	600,423
Gross profit	101,065	98,759	196,143	196,821
Operating expenses:
Operational general and administrative	61,049	58,732	119,819	119,081
Corporate general and administrative	16,244	16,464	31,354	34,131
Total operating expenses	77,293	75,196	151,173	153,212

Operating income	23,772	23,563	44,970	43,609

Interest expense, net	7,665	8,389	16,202	18,832
Loss on extinguishment of debt	—	7,129	—	7,129
Income before income taxes	16,107	8,045	28,768	17,648
Income tax expense	5,868	3,246	7,233	7,114
Net income	10,239	4,799	21,535	10,534
Net loss – noncontrolling interest	(40)	(31)	(76)	(61)
Net income – Res-Care, Inc.	$10,279	$4,830	$21,611	$10,595

Other comprehensive income:
Foreign currency translation adjustments	(223)	(132)	(414)	29
Comprehensive income attributable to Res-Care, Inc.	$10,056	$4,698	$21,197	$10,624
Total comprehensive income	$10,016	$4,667	$21,121	$10,563

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income to EBITDA and Adjusted EBITDA:
Net income	$10,239	$4,799	$21,535	$10,534
Add: Interest, net	7,665	8,389	16,202	18,832
Loss on extinguishment of debt	—	7,129	—	7,129
Depreciation and amortization	8,531	8,202	16,726	17,009
Income tax expense	5,868	3,246	7,233	7,114
EBITDA (1)	32,303	31,765	61,696	60,618
Add: Share-based compensation	848	851	1,552	2,025
Acquisition costs	—	264	—	264
Adjusted EBITDA (1)	$33,151	$32,880	$63,248	$62,907

	June 30, 2013	December 31, 2012
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$61,076	$50,134
Accounts receivable, net	230,439	228,377
Other current assets	44,467	39,705
Total current assets	335,982	318,216
Property and equipment, net	98,202	97,030
Goodwill	289,686	288,265
Other intangible assets, net	319,287	321,293
Other assets	23,972	27,154
	$1,067,129	$1,051,958

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$166,775	$175,174
Other long-term liabilities	165,105	162,722
Long-term debt	368,566	370,052
Shareholder’s equity	366,683	344,010
	$1,067,129	$1,051,958

(1)
EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense, loss on extinguishment of debt and income taxes.  Adjusted EBITDA is defined as EBITDA before share-based compensation and acquisition costs.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement.

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash Flow Data:
Net income	$10,239	$4,799	$21,535	$10,534
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	8,531	8,202	16,726	17,009
Amortization of discount and deferred debt issuance costs	872	592	1,742	1,267
Share-based compensation	848	851	1,552	2,025
Deferred income taxes, net	383	(476)	2,347	624
Provision for losses on accounts receivable	1,525	1,336	3,343	2,885
Loss on extinguishment of debt, net of original issue discount paid	—	6,400	—	6,400
Loss on sale of assets	(2)	60	100	95
Changes in operating assets and liabilities	2,500	3,802	(13,279)	(16,320)
Cash provided by (used in) operating activities	24,896	25,566	34,066	24,519

Cash flows from investing activities:
Proceeds from sale of assets	103	33	184	43
Purchases of property and equipment	(4,109)	(3,154)	(8,212)	(7,415)
Acquisitions of businesses, net of cash acquired	(2,227)	(4,112)	(2,234)	(8,662)
Cash used in investing activities	(6,233)	(7,233)	(10,262)	(16,034)

Cash flows from financing activities:
Debt repayments, net	(4,281)	5,745	(12,779)	3,131
Debt issuance costs	6	(3,978)	(2)	(3,978)
Cash (used in) provided by financing activities	(4,275)	1,767	(12,781)	(847)
Effect of exchange rate on cash and cash equivalents	(15)	(55)	(81)	9
Increase in cash and cash equivalents	$14,373	$20,045	$10,942	$7,647

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Segment Data:
Revenues:
Residential Services	$207,580	$202,943	$412,081	$403,741
ResCare HomeCare	89,991	84,129	178,059	168,148
Youth Services	42,494	45,042	84,374	91,599
Workforce Services	39,596	51,487	79,414	100,316
Pharmacy Services	16,572	16,301	31,759	33,440
Consolidated	$396,233	$399,902	$785,687	$797,244

Operating Income(1):
Residential Services	$24,493	$27,436	$48,891	$54,005
ResCare HomeCare	6,064	5,432	10,596	10,230
Youth Services	2,810	3,604	5,871	6,865
Workforce Services	4,068	2,355	7,680	4,303
Pharmacy Services	2,577	1,167	3,604	2,312
Corporate	(16,240)	(16,431)	(31,672)	(34,106)
Consolidated	$23,772	$23,563	$44,970	$43,609

Operating Margin(1):
Residential Services	11.8%	13.5%	11.9%	13.4%
ResCare HomeCare	6.7%	6.5%	6.0%	6.1%
Youth Services	6.6%	8.0%	7.0%	7.5%
Workforce Services	10.3%	4.6%	9.7%	4.3%
Pharmacy Services	15.6%	7.2%	11.3%	6.9%
Corporate	(4.1%)	(4.1%)	(4.0%)	(4.3%)
Consolidated	6.0%	5.9%	5.7%	5.5%

(1)	Other (expense) income, which is included with corporate general and administrative expenses per the Income Statement Data on page 1, has been allocated for purposes of segment reporting.

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